As filed with the Securities and Exchange Commission on April 25, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Celanese Corporation
(Exact name of registrant as specified in its charter)

Delaware	98-0420726
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 West Las Colinas Blvd., Suite 900N, Irving, Texas	75039-5421
(Address of Principal Executive Offices)	(Zip Code)

Celanese Corporation
2009 Global Incentive Plan, as Amended and Restated
(Full title of the plan)
James R. Peacock III
Vice President, Deputy General Counsel and Assistant Corporate Secretary
222 West Las Colinas Blvd., Suite 900N
Irving, Texas 75039-5421
 (Name and address of agent for service)
(972) 443-4000
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of	Amount to be	offering price per	aggregate	Amount of
securities to be registered	registered (1)	share	offering price	registration fee
Series A Common Stock, par value $0.0001 per share	9,145,018 shares	$47.81(2)	$437,223,311(2)	$50,106

(1)
Number of shares that may be issued by Registrant pursuant to stock options or other stock awards available for future grant under the Company's 2009 Global Incentive Plan, as Amended and Restated April 19, 2012 (Plan). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (Securities Act), this Registration Statement on Form S-8 also shall cover any additional shares of Series A Common Stock (Common Stock) in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on April 19, 2012, which was $47.81.

Explanatory Note
Celanese Corporation (Company or Registrant) previously filed a Registration Statement on Form S-8 (File No. 333-158734) relating to shares of its Series A Common Stock, par value $0.0001 per share (Common Stock), issuable under the Celanese Corporation 2009 Global Incentive Plan (Plan). The Company's stockholders approved certain amendments to the Plan (as amended and restated, the 2009 Amended Plan) at the 2012 Annual Meeting of Stockholders held on April 19, 2012. This Registration Statement is being filed by the Registrant for the purpose of registering shares of its Common Stock issuable to eligible employees, non-employee directors and service providers of the Company under the 2009 Amended Plan. This Registration Statement is registering 8,000,000 shares of Common Stock that stockholders approved for issuance under the 2009 Amended Plan. This Registration Statement also is registering 1,145,018 shares of Common Stock that previously were subject to awards under the Plan but which, as a result of termination, forfeiture or cancellation of such awards under the Plan (other than by exercise or settlement of the awards in vested and nonforfeitable shares), have become available for issuance under the 2009 Amended Plan pursuant to its terms.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
______________________

*
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2009 Amended Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended (Securities Act). Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents are incorporated by reference herein and shall be deemed to be a part hereof (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with the Securities and Exchange Commission's (SEC) rules):
(a)    the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 10, 2012, as amended by Amendment No. 1 on Form 10-K/A filed on April 24, 2012;
(b)    the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on April 24, 2012 and the Company's Current Reports on Form 8-K filed on February 27, 2012, March 20, 2012 and April 23, 2012; and
(c)    the description of the Company's Series A Common Stock, par value $0.0001 per share, contained in its Form 8-A filed with the SEC on January 18, 2005, and any document filed which updates that description.
In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those documents or portions thereof furnished or otherwise not deemed to be filed in accordance with SEC rules), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.
Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
The legality of the shares of the Company’s Common Stock being registered hereby has been passed upon by James R. Peacock III, Esq., Vice President, Deputy General Counsel and Assistant Corporate Secretary of the Company. As of April 25, 2012, Mr. Peacock held 2,639 shares of the Company's Common Stock and 11,280 restricted stock units to acquire shares of the Company’s Common Stock (at target performance).
Item 6. Indemnification of Directors and Officers
The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (DGCL) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Further subsections of DGCL Section 145 provide that:
(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;
(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and
(3) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Celanese Corporation under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company's Second Amended and Restated Certificate of Incorporation and Third Amended and Restated By-laws (By-Laws) provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Celanese Corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was a director or officer and is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Company may, in its discretion, similarly indemnify its employees and agents.
The Company has established an Employee Indemnification Policy that provides that the Company will indemnify and hold harmless each employee against any taxes, interest, penalties, reasonable expenses (including reasonable counsel fees), judgments, settlement costs, fines, liabilities, damages, fees or other charges assessed against, suffered, or incurred by such indemnified employee in any action, arbitration, audit, hearing, investigation, litigation, suit or claim (whether criminal, civil, or administrative) as a direct or indirect result of such indemnified employee’s service (i) as an administrator, fiduciary, officer, trustee, custodian, agent, employee or other representative of any employee benefit plan sponsored by the Company or its subsidiaries or (ii) as a director, manager or officer of any of the Company's subsidiaries, unless it is finally judicially determined that: (a) the act, omission, or failure to act of the indemnified employee was material to the claim; and (b)(1) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, or (2) the indemnified employee actually received an improper personal benefit in money, property or services. The Employee Indemnification Policy also provides for reimbursement of reasonable expenses (including reasonable legal fees) incurred in the investigation of any such matter.
To the fullest extent permitted by the DGCL, the By-Laws relieve the Company's directors and officers, and such persons when serving as directors and officers of affiliated subsidiaries or employee benefit plans, from expenses incurred in connection with a compelled action brought by or in the right of the Company if such director or officer acted in good faith and in a manner such director or officer reasonably believed to not be in or opposed to the Company's best interests. However, the By-Laws provide that a director or officer shall not be indemnified for any claim, issue or matter as to which such director or officer is adjudged liable to the Company unless, and only to the extent that, the Delaware Court of Chancery or the court in which such judgment is rendered determines that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses and costs as court deems proper.
In addition, Section 102(b)(7) of the DGCL provides that a corporation is restricted from relieving its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.
The Company currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits
The following exhibits are filed herewith unless otherwise indicated:

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the SEC on February 11, 2011).

4.2	Third Amended and Restated By-laws, effective as of October 23, 2008 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on October 29, 2008).

4.3	Form of certificate of Series A Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-120187) filed with the SEC on January 13, 2005).

4.4
Celanese Corporation 2009 Global Incentive Plan, as Amended and Restated, April 19, 2012 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 23, 2012).

5	Opinion of James R. Peacock III regarding legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm of Celanese Corporation, KPMG LLP.

23.2	Consent of Independent Auditors of CTE Petrochemicals Company, BDO USA, LLP.

23.3	Consent of Independent Auditors of CTE Petrochemicals Company, Deloitte & Touche LLP.

23.4	Consent of Independent Auditors of National Methanol Company, BDO Dr. Mohamed AL-Amri & Co.

23.5	Consent of Independent Auditors of National Methanol Company, Deloitte & Touche Bakr Abulkhair & Co.

23.6	Consent of James R. Peacock III (included in Exhibit 5).

24	Power of Attorney (included on signature page hereto).

Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 25th day of April, 2012.

CELANESE CORPORATION
By:	/s/ MARK C. ROHR
Name:	Mark C. Rohr
Title:	Chairman of the Board of Directors and
Chief Executive Officer

POWER OF ATTORNEY
Each of the undersigned officers and directors of Celanese Corporation, does hereby constitute and appoint Mark C. Rohr, Steven M. Sterin and Christopher W. Jensen, and each of them acting alone without joinder of the other and each with full power of substitution and resubstitution, his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things in his or her name and on his or her behalf in his or her capacities as directors and officers and to execute any and all instruments for him or her and in his or her name in the capacities indicated below, which said attorneys-in-fact and agents may deem necessary or advisable to enable Celanese Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-8, including specifically, but without limitation, power and authority to sign for him or her in his or her name in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and to appear before the Securities and Exchange Commission in connection with any matter relating to this Registration Statement, and we do hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done or have done or caused to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ MARK C. ROHR	Director; Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 25, 2012
Mark C. Rohr

/s/ STEVEN M. STERIN	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 25, 2012
Steven M. Sterin

/s/ CHRISTOPHER W. JENSEN	Senior Vice President, Finance (Principal Accounting Officer)	April 25, 2012
Christopher W. Jensen

/s/ JAMES E. BARLETT	Director	April 25, 2012
James E. Barlett

Name	Title	Date

/s/ DAVID F. HOFFMEISTER	Director	April 25, 2012
David F. Hoffmeister

/s/ JAY V. IHLENFELD	Director	April 25, 2012
Jay V. Ihlenfeld

/s/ MARTIN G. MCGUINN	Director	April 25, 2012
Martin G. McGuinn

/s/ PAUL H. O'NEILL	Director	April 25, 2012
Paul H. O'Neill

/s/ DANIEL S. SANDERS	Director	April 25, 2012
Daniel S. Sanders

/s/ FARAH M. WALTERS	Director	April 25, 2012
Farah M. Walters

/s/ JOHN K. WULFF	Director	April 25, 2012
John K. Wulff

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the SEC on February 11, 2011).

4.2	Third Amended and Restated By-laws, effective as of October 23, 2008 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on October 29, 2008).

4.3	Form of certificate of Series A Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-120187) filed with the SEC on January 13, 2005).

4.4
Celanese Corporation 2009 Global Incentive Plan, as Amended and Restated, April 19, 2012 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 23, 2012).

5	Opinion of James R. Peacock III regarding legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm of Celanese Corporation, KPMG LLP.

23.2	Consent of Independent Auditors of CTE Petrochemicals Company, BDO USA, LLP.

23.3	Consent of Independent Auditors of CTE Petrochemicals Company, Deloitte & Touche LLP.

23.4	Consent of Independent Auditors of National Methanol Company, BDO Dr. Mohamed Al-Amri & Co.

23.5	Consent of Independent Auditors of National Methanol Company, Deloitte & Touche Bakr Abulkhair & Co.

23.6	Consent of James R. Peacock III (included in Exhibit 5).

24	Power of Attorney (included on signature page hereto).

Filed herewith unless otherwise indicated.